UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 3, 2014

Venaxis, Inc.
(Exact name of Registrant as specified in its charter)

Colorado	001-33675	84-1553387
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1585 South Perry Street Castle Rock, Colorado	80104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 794-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On April 3, 2014, Venaxis, Inc. (the “Company”) entered into an Underwriting Agreement (the “Agreement”) with Canaccord Genuity Inc., as the representative for the underwriters set forth on Schedule 1 to the Agreement (the “Underwriters”) relating to the sale (the “Offering”) of shares of  the Company's common stock, no par value per share (the “Shares”).  Pursuant to the Agreement, the Company agreed to issue and sell 8,335,000 Shares to the Underwriters at a public offering price of $2.40 per share.  Pursuant to the Agreement, the Company also granted the Underwriters the right to purchase an additional 1,250,250 Shares within 30 days of April 3, 2014 to cover over-allotments, if any.

The Company estimates that it will receive net proceeds of approximately $18.4 million from the Offering after deducting underwriting discounts and commissions and offering expenses.  The Company intends to use the net proceeds from the Offering for sales and marketing initiatives, continued product development, and general corporate purposes. The Offering is subject to customary closing conditions and is expected to close on or about April 8, 2014.

The foregoing is only a brief description of the material terms of the Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement, which is filed hereto as Exhibit 1.1 and incorporated by reference herein.

The legal opinion, including the related consent, of Ballard Spahr LLP relating to the issuance of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K.

On April 2, 2014, we issued a press release announcing that we had commenced the Offering. On April 3, 2014, we issued a press release announcing that we had priced the Offering. The press releases are attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated April 3, 2014.

5.1	Opinion of Ballard Spahr LLP.

23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

99.1	Press Release of Venaxis, Inc. dated April 2, 2014.

99.2	Press Release of Venaxis, Inc. dated April 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Venaxis, Inc. (Registrant)
April 3, 2014	By:	/s/ Jeffrey G. McGonegal
		Name:	Jeffrey G. McGonegal
		Title:	Chief Financial Officer